EXHIBIT 10.7
YADKIN VALLEY BANK AND TRUST COMPANY
2007 GROUP TERM CARVE OUT PLAN
     This 2007 Group Term Carve Out Plan is made and entered into this 31st day of December, 2007, by and between Yadkin Valley Bank and Trust Company, a North Carolina-chartered commercial bank located in Elkin, North Carolina (the “Company”), and the participant selected to participate in this Plan (the “Participant”).
     This Plan is separate from and in addition to the Company’s March 1, 2000 Group Term Carve Out Plan.
Introduction
     The Company wishes to attract and retain highly qualified officers. To further this objective, the Company is willing to divide the death proceeds of certain life insurance policies which are owned by the Company on the lives of the participating officers with the designated beneficiary of each insured participating officer. The Company will pay the life insurance premiums from its general assets.
Article 1
Definitions
     Whenever used in this Plan, the following terms shall have the meanings specified:
     1.1 “Base Annual Salary” means the base annual salary of the Participant on December 31, 2006, adjusted by 3% on each December 31 thereafter until the earlier of (x) the date of the Participant’s death or (y) the date the Participant’s employment with the Company terminates.
     1.2 “Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying section 318 of the Code) more than 50 percent of the Company’s outstanding voting common stock.
     1.3 “Insured” means the individual whose life is insured.
     1.4 “Insurer” means the insurance company issuing the life insurance policy on the life of the insured.
     1.5 “Participant” means the employee who is designated by the Board of Directors as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement, attached hereto as Exhibit C, for the Policy in which he or she is insured.
     1.6 “Policy” or “Policies” means the individual insurance policy or policies adopted by the Board of Directors for purposes of insuring a Participant’s life under this Plan.
     1.7 “Plan” means this instrument, including all amendments thereto.
     1.8 “Termination for Cause” means that the Company has terminated the Participant’s employment for any of the following reasons:

(a) Gross negligence or gross neglect of duties;
(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or
(c) Fraud, disloyalty, dishonesty, or willful violation of any law or significant Company policy committed in connection with the Participant’s employment and resulting in an adverse effect on the Company.
Article 2
Participation
     2.1 Eligibility to Participate. The Board of Directors in its sole discretion shall designate from time to time the Participants that are eligible to participate in this Plan.
     2.2 Participation. The eligible officer may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns, and transferees to the terms and conditions of this Plan. An officer’s participation is limited to only Policies where he or she is the Insured. Exhibit B attached hereto sets forth the Insured Participants and the Policies on their lives.
     2.3 Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if either of the following events occur: (x) if there is a Termination for Cause or (y) if the Participant voluntarily leaves the employment of the Company and becomes an employee of or a paid consultant or advisor to any financial institution with a physical operating presence within 50 miles of any physical office of the Company. In the event that the Company decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.
     2.4 Retirement. After the Participant’s employment termination, the Company shall maintain the Policy in full force and effect and the Company shall not amend, terminate, or otherwise abrogate the Participant’s interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit provided under this Plan. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.
Article 3
Policy Ownership/Interests
     3.1 Participant’s Interest. The Participant or the Participant’s assignee shall have the right to designate the beneficiary of death proceeds of one or more Policies equal in the aggregate to the lesser of (x) the net death proceeds, meaning total death proceeds of the Policies minus the cash surrender value of the Policies, or (y) the applicable amount determined under clauses (a) through (f) as follows:
(a) 2.0 times Base Annual Salary of the Participant upon execution of the Election to Participate and Split Dollar Endorsement by the eligible officer.
(b) 2.4 times Base Annual Salary of the Participant upon the first anniversary of the Participant’s election as an officer of the Company by the Board of Directors, provided the Participant remains an officer of the Company on that date.

(c) 2.8 times Base Annual Salary of the Participant upon the second anniversary of the Participant’s election as an officer of the Company by the Board of Directors, provided the Participant remains an officer of the Company on that date.
(d) 3.2 times Base Annual Salary of the Participant upon the third anniversary of the Participant’s election as an officer of the Company by the Board of Directors, provided the Participant remains an officer of the Company on that date.
(e) 3.6 times Base Annual Salary of the Participant upon the fourth anniversary of the Participant’s election as an officer of the Company by the Board of Directors, provided the Participant remains an officer of the Company on that date.
(f) 4.0 times Base Annual Salary of the Participant upon the fifth anniversary of the Participant’s election as an officer of the Company by the Board of Directors, provided the Participant remains an officer of the Company on that date.
     The different amounts of death benefits noted in clauses (a) through (f) are not cumulative; the Participant’s interest can never exceed 4.0 times Base Annual Salary. Additionally, the multiple of Base Annual Salary specified in clauses (a) through (f) shall not increase after the Participant’s employment terminates.
     3.2 Company’s Interest. The Company shall own the Policies and shall have the right to exercise all incidents of ownership, except that the Company shall not sell, surrender, or transfer ownership of a Policy so long as a Participant has an interest in the Policy as described in section 3.1 without replacing the Policy with a comparable insurance policy to cover the benefit provided by this Plan. This provision shall not impair the right of the Company to terminate this Plan. With respect to each Policy, the Company shall be the direct beneficiary of the remaining death proceeds of the Policy after the Participant’s interest is determined according to section 3.1.
Article 4
Premiums
     4.1 Premium Payment. The Company shall pay all premiums due on all Policies.
     4.2 Imputed Income. The Bank shall impute income to the Participant in an amount equal to the current term rate for the Participant’s age multiplied by the net death benefit payable to the Participant’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, and the taxes calculated on the imputed income associated with the Plan using Treasury Reg. §1.61-22(d)(3)(ii) or any subsequent applicable authority.
Article 5
Assignment
     Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity, or trust. If a Participant transfers all of his or her interest in the Policy, all of that Participant’s interest in his or her Policy and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and the Participant shall have no further interest in his or her Policy or in this Plan.

Article 6
Insurer
     The Insurer shall be bound only by the terms of the corresponding Policy. Any payments the Insurer makes or actions the Insurer takes in accordance with a Policy shall fully discharge the Insurer from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Company’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.
Article 7
Claims and Review Procedures
     7.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Plan that he or she believes should be paid shall make a claim for such benefits as follows —
(a) Initiation — written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.
(b) Timing of Company response. The Company shall respond to the claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Company expects to render its decision.
(c) Notice of decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of the denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth —
(i) the specific reasons for the denial,
(ii) a reference to the specific provisions of the Plan on which the denial is based,
(iii) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
(v) a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
     7.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows —

(a) Initiation — written request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.
(b) Additional submissions — information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
(c) Considerations on review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.
(d) Timing of Company response. The Company shall respond in writing to the claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Company expects to render its decision.
(e) Notice of decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth —
(i) the specific reason for the denial,
(ii) a reference to the specific provisions of the Plan on which the denial is based,
(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
(iv) a statement of the claimant’s right to bring a civil action under ERISA section 502(a).
Article 8
Amendments and Termination
     8.1 Amendment or Termination of Plan. Except as otherwise provided in sections 2.3 and 8.2, the Company may (x) amend or terminate the Plan at any time and (y) amend or terminate a Participant’s rights under the Plan at any time prior to a Participant’s death by written notice to the Participant.
     8.2 Amendment or Termination of Plan Upon a Change of Control. Notwithstanding the provisions of section 8.1, in the event of a Change of Control, the Company, or its successor, shall maintain in full force and effect each Policy that is in existence on the date the Change of Control occurs and shall not terminate or otherwise abrogate a Participant’s interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims to the Company’s creditors. This section 8.2 shall apply to all Participants in the Plan on the date the Change of Control occurs, including a Participant whose employment is terminated as a result of a Change of Control.

     8.3 Participant Waiver. A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this section 8.3 shall be in writing and delivered to the Board of Directors of the Company.
Article 9
Miscellaneous
     9.1 Binding Effect. This Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators, and transferees and any Policy beneficiary.
     9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company nor does it interfere with the Company’s right to discharge a Participant. It also does not require a Participant to remain an employee or interfere with a Participant’s right to terminate employment at any time.
     9.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws to the State of North Carolina, except to the extent preempted by the laws of the United States of America.
     9.4 Notice. Any notice, consent, or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records or the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.
     9.5 Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.
     9.6 Administration. The Company shall have powers which are necessary to administer this Plan, including but not limited to:
(a) interpreting the provisions of the Plan;
(b) establishing and revising the method of accounting for the Plan;
(c) maintaining a record of benefit payments; and
(d) establishing rules and prescribing any forms necessary or desirable to administer the Plan.
     9.7 Designated Fiduciary. For the purposes of the Employee Retirement Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     9.8 Compliance with Internal Revenue Code Section 409A. The Company intends that the exercise of authority or discretion under this Plan shall comply with section 409A of the Internal Revenue Code of 1986. If when a Participant’s termination of employment occurs the Participant is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986 and if any payments under this Plan will result in additional tax or interest to the Participant because of section 409A, then despite any contrary provision of this Plan the Participant shall not be entitled to the payments until the earliest of (x) the date that is at least six months after the Participant’s employment termination for reasons other than the Participant’s death, (y) the date of the Participant’s death, or (z) any earlier date that does not result in additional tax or interest to the Participant under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Participant in a single lump sum. If any provision of this Plan does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Plan would subject the Participant to additional tax or interest under section 409A, the Company shall reform the provision. However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision.

Amendment to the
Yadkin Valley Bank and Trust Company
2007 Group Term Carve Out Plan
Article 3
Policy Ownership/Interests
     3.1 Participant’s Interest. The Participant or the Participant’s assignee shall have the right to designate the beneficiary of death proceeds of one or more Policies equal in the aggregate to the lesser of (x) the net death proceeds, meaning total death proceeds of the Policies minus the cash surrender value of the Policies, or (y) the applicable amount determined under clauses (a) through (g) as follows:
(a) 1.0 times Base Annual Salary of the Participant upon execution of the Election to Participate and Split Dollar Endorsement by the eligible officer.
Upon termination of service:
(a) 2.0 times Base Annual Salary of the Participant if less than one year of service were completed by the Participant as an eligible officer prior to termination of service.
(b) 2.4 times Base Annual Salary of the Participant if at least one year of service were completed by the Participant as an eligible officer prior to termination of service.
(c) 2.8 times Base Annual Salary of the Participant if at least two years of service were completed by the Participant as an eligible officer prior to termination of service.
(d) 3.2 times Base Annual Salary of the Participant if at least three years of service were completed by the Participant as an eligible officer prior to termination of service.
(e) 3.6 times Base Annual Salary of the Participant if at least four years of service were completed by the Participant as an eligible officer prior to termination of service.
(f) 4.0 times Base Annual Salary of the Participant if at least five years of service were completed by the Participant as an eligible officer prior to termination of service.
     The different amounts of death benefits noted in clauses (a) through (f) are not cumulative; the Participant’s interest can never exceed 4.0 times Base Annual Salary. Additionally, the multiple of Base Annual Salary specified in clauses (a) through (f) shall not increase after the Participant’s employment terminates.